Exhibit 4. (b)(ii).1  Artist Management Agreement

ARTIST MANAGEMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the    25th    day of    October   , 2002.

BY AND BETWEEN:

JENNIFER ELIZABETH SCHRODER (herein referred to as the "Artist") [Address] [Address]

- and -

TRACY WESLOSKY & TERENCE ROBINSON (herein referred to as the "Manager") 47 Avenue Rd., Suite 200 Toronto, Ontario M5R 2G3

BACKGROUND

A.	The Artist wishes to obtain advice, guidance, counsel and direction in the development and advancement of the Artist's career as musician, recording and performing artist and in such new and different areas as the Artist's artistic talents can be developed and exploited; and

B.	The Manager, by reason of the Manager's contacts, experience, resources and background, is qualified to render such advice, guidance, counsel and direction to Artist;

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed and understood as follows:

Services Of The Manager

1.	The Manager agrees to render such advice, guidance, counsel, direction and other services as the Artist may reasonably require to further the Artist's career as a musician, composer, recording and performing artist, and to develop new and different areas within which the Artist's artistic talents can be developed and exploited, including but not limited to the following services:

	a)	to represent the Artist and act as the Artist's negotiator, to fix the terms governing all manner of disposition, use, employment or exploitation of the Artist's talents and the products thereof; and

	b)	to supervise the Artist's professional employment, and on the Artist's behalf to consult with employers and prospective employers so as to assure the proper use and continued demand for the Artist's services;

c)	to be available at reasonable times and places to confer with the Artist in connection with all matters concerning the Artist's professional career, business interests, employment and publicity;

d)	to exploit the Artist's personality in all media, and in connection therewith, to approve and permit for the purpose of trade, advertising and publicity, the use, dissemination, reproduction or publication of the Artist's name, photographic likeness, facsimile signature, voice and artistic and musical materials; and

e)	to engage, discharge and/or direct such theatrical agents, booking agencies and employment agencies, as well as other firms, persons or corporations who may be retained for the purpose of securing contracts, engagements or employment for the Artist; and

f)	to represent the Artist in all dealings with any unions; and

g)	to exercise all powers granted to the Manager pursuant to Paragraph 4 hereof.

Rights And Authority Of The Manager

2)	The Manager is not required to render exclusive services to the Artist or to devote the Manager's entire time or the entire time of any of the Manager's employees to the Artist's affairs. Nothing herein shall be construed as limiting the Manager's right to represent other persons whose talents may be similar to, or who may be in competition with the Artist, or to have and pursue business interests which may be similar to, or may compete with, those of the Artist. Notwithstanding the foregoing, Management shall be available to Artist and shall act as her day-to-day manager. In th event that Manager is not involved in the day-to-day management of Artist for a period of thirty (30) consecutive days, then the Artist may terminate this Agreement, provided Artist provides Manager with five (5) days written notice to cure any breach under this paragraph.

3)	The Artist hereby appoints the Manager as the Artist's sole personal representative, manager and advisor for the term of this agreement and any renewals, in all matters usually and normally within the jurisdiction and authority of personal representatives, managers and advisors, including but not limited to the advice, guidance, counsel and direction specifically referred to in Paragraph 1 hereof. The Artist agrees to seek such advice, guidance, counsel and direction from the Manager exclusively and agrees not to engage any other agent, representative or manager to render similar services, and not to perform said services on the Artist's own behalf, and the Artist will not negotiate, accept or execute any agreement, understanding or undertaking concerning the Artist's career as a musician, recording or performing artist without the Manager's prior consent, which shall not be unreasonably withheld or delayed.

4)	a)		The Artist hereby appoints the Manager for the term of this agreement and any renewals hereof as the Artist's true and lawful attorney-in-fact to generally to do, execute and perform any other act, deed or thing whatsoever deemed reasonable that ought to be done, executed and performed of any and every nature and kind as fully and effectively as the Artist could do if personally present, including, subject to the limitations set out in this agreement, the following:

		(i)	to sign, make, execute, accept, endorse, collect and deliver any and all bills of exchange, cheques and notes as the Artist's said attorney;

		(ii)	to demand, sue for, collect, recover and receive all goods, claims, money, interest and other items that may be due to the Artist or belong to the Artist;

		(iii)	to make, execute and deliver receipts, releases or other discharges therefore under seal or otherwise and to defend, settle, adjust, compound, submit to arbitration and compromise all actions, suits, accounts, reckonings, claims and demands whatsoever that are or shall be pending in such manner and in all respects;

		(iv)	to approve and permit any and all publicity and advertising;

		(v)	to approve and permit the use of my name, photograph, likeness, voice, sound effect, caricature, literary, artistic and musical materials for purposes of advertising and publicity in the promotion and advertising of any and all products and services;

		(vi)	to execute for the Artist in the Artist's name and/or on the Artists behalf, any and all agreements, documents, and contracts for my services, talents and/or artistic, literary and musical materials, provided that the Artist has been apprised of the material terms thereof and the Artist has granted the Management the authority to execute such agreements in each specific instance.

	b)		The Artist expressly agrees that the Artist will not on the Artist's own behalf exert any of the powers herein granted to the Manager by the foregoing power of attorney without the express prior consent of the Manager and that all sums and considerations payable to the Artist by reason of the Artist's artistic endeavors shall be paid to the Manager on the Artist's behalf.

	c)		It is expressly understood that the foregoing power of attorney is limited to matters reasonably related to the Artist's career as a musician, recording and performing artist and such new and different areas within which the Artist's artistic talents can be developed and exploited.

	d)		All business decisions, major commitments, including, but not limited to recording agreements will be approved with the Artist and executed prior to completion or commitment on any business arrangement or contract with a third party.

4)	The Manager shall be entitled to book the Artist and act as the Artist's booking agent on separate terms to be negotiated between the Manager and the Artist and commensurate with terms generally offered by other booking agents in accordance with industry practices. The Manager shall utilize such third party booking agents as the Manager feels are reasonably required to develop and promote the Artist's professional career.

5)	The Manager may act as Executive Producer on the Artist's recording projects on separate terms to be negotiated between the Manager and the Artist and commensurate with terms generally offered by other booking agents in accordance with industry practice.

Term

6)	The term of this agreement will be three (3) years as the above-dated agreement. The Artist hereby grants to the Manager two (2) irrevocable consecutive options to extend the term of this agreement for two (2) periods of three (3) years each upon all the terms and conditions thereof. Notwithstanding the foregoing, in the event that Artist has not, during the Initial Period secured a recording agreement with a major label (the "Major Label Agreement") or with a production company or independent label distributed by a major distribution company or a major label in the U.S. Said options shall be exercised automatically unless ninety (90) days prior to the end of the current the then term the Manager gives the Artist written notice to the contrary.

Compensation

7)	As compensation for the services to be rendered hereunder, the Manager shall receive from the Artist (or shall retain from the Artist's gross monthly earnings) at the end of each calendar month during the term hereof or any renewal, a sum of money equal to TWENTY PERCENT (20%) of the Artist's gross monthly earnings (plus any applicable taxes) and the Artist hereby assigns to the Manager an interest in such earnings to the extent of said percentage.

8)	The term "gross monthly earnings" as used in this agreement, refers to the total of all earnings, whether in the form of advances, salary, bonuses, royalties, interest percentages, share of profits, merchandise, share in ventures, products, properties, or any other kind or type of income which is reasonably related to the Artist's career in the entertainment, amusement, music recording, songwriting, music publishing, live performance, personal appearances, motion picture, television, radio, literary, theatrical and advertising fields, in which the Artist's artistic talents are developed and exploited, received from any person, firm or corporation on the Artist's behalf, less the following exclusions:

	(i)	production costs of Artist's master recordings and audiovisual works;
	(ii)	tour support payments paid out by a third party record company;

		(iii)	fees, advances, royalties and other payments paid to third parties including, without limitation, record producers, audiovisual work producers and directors;
		(iv)	independent promotion costs paid by a third party record company; bona fide third party costs incurred in connection with motion picture and television synchronization licenses;
		(v)	that portion of Artist's income from any motion picture or television package which is payable in commissions to a talent agent or is otherwise payable to third parties as part of the cost of production;
		(vi)	any monies payable by Artist for reasonable "sound and lights" or opening acts in connection with live engagements;
		(vii)	monies payable to Artist as bona fide "per diems"; and
		(ix)	any income derived by Artist from any business investments, entrepreneurial activities or other non-entertainment related activities.

9)	The compensation agreed to be paid to the Manager shall be based upon gross monthly earnings of the Artist accruing to or received by the Artist

	a)		during the term of this agreement or any renewal; or
	b)		after the termination of this agreement or the expiration of the term or any renewal where gross monthly earnings result from any services performed by the Artist during the term hereof or any renewal; or as the result of any contract negotiated, or substantially negotiated, during the term hereof and any renewal, extension or modification of this agreement.

10)	After the termination of this agreement or the expiration of the term and continuing for a period of one (1) year thereafter; the Artist will continue to pay the Manager ten (10%) of gross monthly income as defined herein.

11)	In the event that the Artist forms a corporation during the term hereof for the purpose of furnishing and exploiting the Artist's artistic talents, the Artist agrees that said corporation shall offer to enter into a management contract with the Manager identical in all respects to this agreement (except as to the parties thereto). In the event that the Manager accepts such offer, then the gross monthly earnings of such corporation prior to the deduction of any corporate income taxes and of any corporate expenses or other deductions shall be included as a part of the Artist's gross monthly earnings as herein defined, and any salary paid to the Artist by such corporation shall be excluded from the Artist's gross monthly earnings for the purpose of calculating the compensation due to the Manager hereunder.

12)	The Artist agrees that all persons, firms or corporations shall pay all gross monthly earnings directly to the Manager and the Manager may withhold the Manager's compensation and may reimburse itself from for any reasonable and receipted fees, costs or expenses advanced or incurred by the Manager.

13)	The Artist specifically agrees to authorize and direct any and all persons, firms or corporations from whom the Artist is owed any sums which are earned as gross monthly earnings under this agreement to remit such sums directly to the Manager. If the Artist shall receive any such sums directly or indirectly, the Artist shall hold same in trust as to the Manager's share (including expenses) and shall remit the same forthwith to the Manager. The Manager will collect and receive any and all monies payable to the Artist with respect to the Artist's professional career.

Accounting

14)	Provided that the Manager has received all information required, the Manager will compute all amounts payable to the Manager and the Artist and shall render a statement of account along with payment as soon as practical after each of the Artist's performances or other receipt of funds by the Manager on behalf of the Artist, and in no event less than on a monthly basis.

15)	The Manager agrees to maintain accurate books and records of all transactions concerning the Artist, which books and records may be inspected or audited during regular business hours by the Artist or her nominee upon reasonable notice to the Manager and at the Artist's sole cost and expense. In the event of material irregularity in the books or records, Artist shall be reimbursed for costs of audit and Manager shall take steps to immediately correct the error.

Expenses

16)	The Artist shall be solely responsible for payment of all reasonable costs and disbursements incurred by the Manager or the Manager's employees in furthering the career of the Artist, including, but not limited to booking agencies, fees, union dues, publicity costs, promotional or exploitation costs, traveling expenses and wardrobe expenses. In the event that the Manager advances any of the foregoing fees, costs or expenses on behalf of the Artist, or incurs any other reasonable expenses in connection with the Artist's professional career or with respect to the performance of the Manager's services hereunder, the Artist shall promptly reimburse the Manager for such fees, costs and expenses. Artist shall not be responsible for normal and recurring office and operating expenses of the manager.

17)	Notwithstanding the foregoing, the Manager shall require the Artist's prior approval for expenditures in excess of ONE THOUSAND DOLLARS ($1000.00) and the Manager shall provide estimated budget projections for expenditures and revenues for each year of this agreement and update these projections from time to time as deemed necessary by the Manager.

Loans

18)	The Manager is not required to make loans or advances to the Artist, but in the event that the manager does so, the Artist will make best efforts to repay the same promptly. The Artist hereby authorizes the Manager to deduct the amount of any such loans or advances from any sum which the Manager may receive for the Artist's account.

Termination

19)	The artist shall be entitled to terminate this agreement at any time upon the Manager's breach of any of the Manager's representations, covenants and warranties contained herein, or obligations hereunder, including without limitation the Manager's duty to account to the Artist in accordance with Paragraph 14) above.

20)	The Artist shall be entitled to terminate this agreement immediately upon bankruptcy or insolvency of either of the Managers, or in the event of dispute between them.

21)	In the event of any default by the Artist of the Artist's commitments, obligations and duties hereunder, the Manager's obligations (but not the Manager's right to compensation) shall be suspended for the duration of any such default. In the event that the Artist for any reasons fails to fulfill any of the Artist's commitments, obligations or duties hereunder, without good or unavoidable reason or excuse, then, in addition to any other rights or remedies which the Manager may have, the Manager shall have the right, upon written notice to Artist at any time prior to the expiration of the term or any renewal, to terminate this agreement as of a date thirty (30) days after the Artist's receipt of such written notice.

Assignment

22)	This Agreement shall not be assignable by the Artist to any person, firm or corporation; provided however, that the Artist shall have the right to assign her right to receive payments under this Agreement.

23)	The Manager shall not have the right to assign this agreement or any of the Manager's rights and obligations hereunder to any person, firm or corporation without the express written consent of the Artist, which consent may be withheld. Notwithstanding the foregoing, the Manager may assign this agreement to a corporation to be incorporated by the Manager for the purpose of carrying out the services contemplated by this agreement, provided the assigned agrees in writing to assume all of the Manager's obligations under this Agreement and manager shall not be relieved of its obligations hereunder.

Fiduciary Relationship

24)	The Manager agrees and understands that by virtue of this agreement the Manager stands in a fiduciary relationship to the Artist and the Manager shall be held to the highest standards of good faith and loyalty.

Mutual Representations and Warranties

25)	The Parties warrant that each is under no disability, restriction or prohibition with respect to such parties' right to execute this agreement and perform its terms and conditions and further warrant and represents that no act or omission by the Artist hereunder will violate any right or create any liability to any person. The parties agree to mutually indemnify the other fully in respect of any liability, loss or claim suffered by the other as a result of any breach of this Agreement, or the terms, conditions, representations, warranties and covenants herein.

26)	The Artist agrees at all times to attend to the Artist's professional career and to exert the Artist's best reasonable efforts to further the Artist's professional career during the term of this agreement and any renewal, and to cooperate with the Manager to the fullest extent in the interest of promoting the Artist's career.

General Provision

27)	This agreement contains all the terms agreed to between the parties with respect to the subject matter hereof and during the term of this agreement it is understood and agreed that there shall be no change or modification of this agreement unless reduced to writing and signed by all parties hereto. No waiver of any breach of this agreement shall be construed as a continuing waiver or consent to any subsequent breach hereof.

28)	It is agreed that as a condition precedent to any assertion by the Artist or the Manager that the other is in breach of any representation, covenant or warranty or is in default in performing any obligation contained herein, the party alleging the default must advise the other in writing by registered or certified mail, return receipt requested, of the specific obligation which it claims has been breached and said other party shall be allowed a period of NINETY (90) days from the receipt of such written notice within which to cure such default.

29)	This agreement does not and shall not be construed to create a partnership or joint venture between the parties hereto. It is specifically understood that the parties are acting as independent contractors.

30)	The Artist acknowledges that this agreement and the books of account of the Manager contain confidential trade information; neither the Artist nor the Artist's representatives shall reveal or use on their own behalf or on behalf of any person any facts or information arising from this agreement or any inspection of the Manager's books of account hereunder.

31)	Any notice, direction or other instrument required or permitted to be given to the parties shall be in writing and may be given by mailing or delivering the same or by fax or email addressed to the parties as follows:

To the Manager:	Tracy Weslosky & Terence Robinson 47 Avenue Rd., Suite 200 Toronto, Ontario M5R 2G3 Fax: 416.361.6228 [Email Address] [Email Address]

To the Artist:	Jennifer Elizabeth Schroder [Address] [Address] [Address] [Email Address]

Any such notice sent by fax shall be deemed received upon faxing thereof; any such notice delivered shall be deemed received when delivered; and any such notice mailed shall be deemed received on the third business day following mailing.

Any party hereto may change its address or notice by notice to the other parties hereto, given in the manner aforesaid.

32)	The Artist hereby acknowledges that the Manager has instructed the Artist to seek independent legal advice regarding the Artist's entering into this Agreement and the Artist hereby confirms that the Artist has, in fact, sought and received such independent legal advice.

33)	Subject to the restrictions on assignments set forth in this Agreement, this Agreement will bind the parties (and each of their partners, jointly and severally) and the Company, together with their respective heirs, executors, successors, assigns personal representatives, partners, parents, subsidiaries, affiliates, members, officers, directors, agents, attorneys and employees, and together with any proprietorships, corporations, partnerships or entities which any of the above parties may own or control, and any reference to the parties will be deemed to include, where applicable, a reference to any and/or all successor proprietorships, corporations, partnerships or entities substantially owned or controlled by these parties or any of them.

34)	If any term, provision, covenant or condition of this Agreement is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

35)	Wherever required in this Agreement, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter.

36)	All disputes arising in connection with the interpretation of this Agreement shall be finally settled by arbitration pursuant to the Arbitration Act (Ontario), which shall apply in all respects except as follows:

(a) There shall be one arbitrator, unless the parties cannot agree, in which case there shall be three: one selected by each party and the third (who shall act as chair) by the first two;

(b) The arbitrator(s) shall have the power to order the production of documents or discovery of witnesses prior to the arbitration; and

(c) Costs of the arbitration shall be in the discretion of the arbitrator(s).

37)	The law governing this Agreement and any action, matter or proceeding based on or relating to this Agreement shall be the law of the Province of Ontario.

38)	The Manager acknowledges that it shall have no rights in or to any stage or professional names of the Artist.

39)	The Artist shall have and retain exclusive control over artistic and creative matters, provided the Manager shall be consulted on all such matters.

40)	This is the entire agreement between the parties and it supersedes all other agreements, whether written or oral, prior to the date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have properly executed this Agreement as of the day and year first written above.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
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/s/ John Robinson	)	/s/ Jennifer E. Schroder
)
Witness	)	Jennifer E. Schroder
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)
)
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	)	/s/ Terence Robinson
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Witness	)	Terence Robinson
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/s/ John Robinson	)	/s/ Tracy Weslosky
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Witness	)	Tracy Weslosky

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